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                                                           FOR IMMEDIATE RELEASE
                                                                   July 15, 2004

Contact:
Nigel P. Ekern
Chief Administrative Officer
Net Perceptions, Inc.
(203) 428-2040


                  NET PERCEPTIONS ANNOUNCES THE APPOINTMENT OF
                    INDEPENDENT MEMBER TO BOARD OF DIRECTORS

STAMFORD, CONNECTICUT - NET PERCEPTIONS, INC. (NASDAQ:NETP) today announced the appointment of Gianmaria C. Delzanno to fill the vacancy on the Company's four member Board of Directors through the Company's next annual meeting in 2005. Mr. Delzanno, an independent Director, will serve on the Company's Audit Committee with Directors Nicholas Sokolow and David A. Jones.

Mr. Delzanno is the President of Delzanno & Co., Inc., a New York-based advisory firm focused on mergers and acquisitions advisory, private equity investments and private placements. Prior to forming his own firm, Mr. Delzanno had been an investment banker at Schroder Wertheim for 12 years where he focused on industrial manufacturing.

Warren B. Kanders, Executive Chairman of Net Perceptions, commented, "We are very pleased that Gianmaria has agreed to join our Board of Directors. He brings over 20 years of experience in both domestic and cross-border mergers and acquisitions, investment banking and corporate finance experience to bear and we believe that he will add significant value as we continue the execution of our asset redeployment strategy."

Mr. Delzanno added, "I am happy to have the opportunity to serve on the Net Perceptions board as the new management team pursues the goal of enhancing shareholder value through its asset redeployment strategy while continuing to manage its existing revenue generating assets."

Net Perceptions, formerly a provider of analytic predictive solutions software, is seeking to redeploy its assets and use its cash, cash equivalents and non-cash assets to enhance stockholder value. The Company continues to generate revenue through the licensing of its source code.

This release contains certain forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Information in this release includes our plans, beliefs, hopes, expectations, intentions and strategies relating to our future results. Assumptions relating to the forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risks, including our planned effort to redeploy our assets to enhance stockholder value. All forward-looking statements contained in this release are based on information available as of the date of this release and we assume no obligation to update the forward-looking statements contained herein.